SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549


                              FORM 8-K


                           CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF THE

                  SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): January 23, 2007

                      Timberland Bancorp, Inc.
       (Exact name of registrant as specified in its charter)


       Washington               0-23333             91-1863696
 -----------------------       ---------           ------------
State or other jurisdiction    Commission          (I.R.S. Employer
 Of incorporation              File Number          Identification No.)


624 Simpson Avenue, Hoquiam, Washington                98550
----------------------------------------              -------
(Address of principal executive offices)            (Zip Code)


    Registrant's telephone number (including area code) (360) 533-4747

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02  Results of Operations and Financial Condition
--------------------------------------------------------

     On January 23, 2007, Timberland Bancorp, Inc. issued its earnings release for the quarter ended December 31, 2006. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.


Item 9.01  Financial Statements and Exhibits
--------------------------------------------

       (c)    Exhibits

       99.1   Press Release of Timberland Bancorp, Inc. dated January 23, 2007











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                              SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                   TIMBERLAND BANCORP,INC.


DATE:  January 23, 2007            By:/s/Dean J. Brydon
                                      ------------------
                                      Dean J. Brydon
                                      Chief Financial Officer








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                          Exhibit 99.1

                                             Contact:  Michael R. Sand,
                                                       President & CEO
TIMBERLAND BANCORP, INC.                               Dean J. Brydon, CFO
                                                       (360) 533-4747
                                                       www.timberlandbank.com

  Timberland Bancorp Reports Strong First Fiscal Quarter Earnings of $0.54
     Per Share Led by Solid Loan Growth and Brisk Origination Activity

HOQUIAM, Wash. - January 23, 2007 - Timberland Bancorp, Inc. (NASDAQ: TSBK), the holding company for Timberland Bank, today reported that strong loan growth and excellent asset quality contributed to solid fiscal first quarter 2007 results. First quarter profits were near the record levels of its fiscal first quarter of 2006 with net income totaling $1.95 million, or $0.54 per diluted share, for the quarter ended December 31, 2006, compared to $2.01 million, or $0.55 per diluted share, for the quarter ended December 31, 2005.

Quarterly Highlights (1Q07 compared to 1Q06) -
 * The loan portfolio increased 15% to $452 million from $392 million.
 * Total deposits increased 6% to $434 million, with non-interest bearing deposits increasing 10%.
 * Loan originations increased 23%, with continuing strength in construction and land development lending.
 * Asset quality remains strong - NPA ratio of 0.04%.

"The investment we are making in expanding our team of business bankers is generating solid returns," said Michael Sand, President and CEO. "The addition of five exceptional business bankers in fast-growing Pierce and King Counties has produced a significant increase in loan originations and net loans outstanding during the past two quarters. We are particularly pleased with the increase in construction and commercial real estate originations that resulted from the successful efforts of each of our lending officers."

"The increase in net loans outstanding exceeded the increase in deposits during the quarter. As a result short term advances were obtained from the Federal Home Loan Bank of Seattle. These advances at an average rate of approximately 5.45% contributed to a slight margin compression during the quarter. Late in the quarter the Bank was able to take advantage of two special advance programs offered by the FHLB to significantly reduce its interest expense by obtaining $30 million in advances at an average rate of 4.11%. Going forward we will be focusing on the acquisition of core deposits to support our success in increasing net loans outstanding," Sand continued.

Led by aerospace, software and service industries Western Washington's economy continues to generate above average growth. Solid improvements in personal income and continued population growth are providing support for our lending initiatives. "Our lending and deposit gathering emphasis in Western Washington is directly linked to the strong regional economy," said Sand. The following highlights some of the economic data detailed in the recently published 2006 - 2007 Pierce County Economic Index ("PCEI") Report:

 * For 2005 and 2006, the PCEI should increase by a cumulative 10.4% one of the best 2-year periods on record and is expected to remain solid through 2007.
 * Per capita income from 2004 through 2007 is expected to increase at an average annual rate of 8%. By the end of 2007 per capita income is expected to increase to $39,800 - a 25% gain in three years.
 * The single family housing index is expected to increase by 4% over 2005, setting another record for total activity. For 2007, the housing index is expected to decline by 1.2% compared to 2006. The multiple-family market is expected to be tight and condominium conversions should moderate in 2007.
 * The office market segment should show some real gains and the market for industrial space should remain strong through 2007. The Port of Tacoma is forecasting a 51% increase in container business over the next five years.

                                (more)

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Timberland Q1 Earnings
January 23, 2007
Page 2

Operating Results
Revenue (net interest income before provision for loan losses plus non-interest income) for the quarter ended December 31, 2006 increased 2% to $7.8 million from $7.6 million for the quarter ended December 31, 2005. Net interest income before the provision for loan losses increased 4% to $6.3 million with interest income increasing 16% and interest expense increasing 44%. Loan growth contributed to the increase in net interest income, and partially offset rising funding costs.

Following the industry trend, the net interest margin compressed to 4.74% for the quarter ended December 31, 2006. In the first fiscal quarter one year ago, Timberland's net interest margin of 4.87% was increased by 11 basis points as a result of the collection of $131,000 ($86,000 net of tax) of non-accrual interest and prepayment penalties. This added $0.02 per diluted share to last
year's first fiscal quarter earnings.   Net interest margin also decreased from
the immediate prior quarter's net interest margin of 4.91% (or 4.80% net of
$138,000 in non-accrual interest).   The margin compression was primarily due
to increased funding costs, which outpaced the increased yield on interest earning assets. The funding cost increases were primarily a result of increased reliance on FHLB advances to fund loan growth and increased market rates being paid for deposit accounts. "The flat yield curve is a challenge for the banking industry, which is seeing the lowest net interest margin level in seventeen years," said Dean Brydon, CFO.

Non-interest income decreased 5% to $1.48 million for the current quarter from $1.56 million for the quarter ended December 31, 2005 primarily due a reduction in fee income from the sale of non-deposit investments.

Total operating (non-interest) expenses increased 6% to $4.9 million for the current quarter from $4.6 million for the quarter ended December 31, 2005. "Increased employee and advertising expenses in addition to the expenses associated with growing our business banking team were the primary reasons for
the increase.   We are also investing in new technologies that will improve customer service and reduce costs. These new programs will be introduced in 2007 and should start contributing to our productivity in the second half of the year," said Sand. The efficiency ratio for the first quarter of fiscal 2007 increased to 63.13% from 60.03% in the immediate prior quarter and 61.16% a year ago.

Return on equity (ROE) was 9.94% for the quarter ended December 31, 2006, compared to 10.70% for the quarter ended December 31, 2005. Return on average assets (ROA) was 1.35% for the quarter ended December 31, 2006 compared to 1.46% for the same period a year ago.

Balance Sheet Management

Total assets increased 12% on an annualized basis during the quarter and 8% year-over-year. Assets increased to $594 million compared to $577 million at the end of fiscal 2006 and $548 million a year ago due to strong loan portfolio
growth.   Total loans increased by $27 million in the first fiscal quarter and grew $60 million during the past year. Total loans increased by 6% to $452 million at December 31, 2006 from $425 million at September 30, 2006, and were
up 15% from the $392 million reported one year ago.   Loan originations
increased 23% to $81 million for the quarter ended December 31, 2006 from $66 million for the same period one year ago. The Bank also continued to sell fixed rate one-to-four family mortgage loans into the secondary market for asset-liability management purposes. Fixed rate one-to-four family mortgage loan sales totaled $7.2 million for the quarter ended December 31, 2006 compared to $7.5 million for the same period a year ago.


                              (more)

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Timberland Q1 Earnings
January 23, 2007
Page 3

LOAN PORTFOLIO
($ in thousands)

                            Dec. 31, 2006    Sept. 30, 2006     Dec. 31, 2005
                           Amount  Percent   Amount  Percent   Amount  Percent
                           ------  -------   ------  -------   ------  -------
Mortgage Loans:
 One-to-four family(1)   $100,204   19.1%   $ 98,709   20.1%  $ 97,544   21.5%
 Multi-family              18,391    3.5%     17,689    3.6%    20,909    4.6%
 Commercial               139,700   26.6%    137,609   28.1%   128,216   28.2%
 Construction and land
  development             170,788   32.5%    146,855   29.9%   128,210   28.2%
 Land                      34,986    6.6%     29,598    6.0%    26,921    5.9%
                          -------  -----     -------  -----    -------  -----
  Total mortgage loans    464,069   88.3%    430,460   87.7%   401,800   88.4%

Consumer Loans:
 Home equity and second
  mortgage                 38,434    7.3%     37,435    7.6%    33,669    7.4%
 Other                     11,051    2.1%     11,127    2.3%     9,199    2.0%
                          -------  -----     -------  -----    -------  -----
                           49,485    9.4%     48,562    9.9%    42,868    9.4%

Commercial business loans  12,136    2.3%     11,803    2.4%     9,855    2.2%
                          -------  -----     -------  -----    -------  -----
Total loans              $525,690  100.0%   $490,825  100.0%  $454,523  100.0%

Less:
 Undisbursed portion of
  construction loans in
  process                 (66,810)           (59,260)          (56,049)
 Unearned income           (2,889)            (2,798)           (2,813)
   Allowance for loan
    losses                 (4,121)            (4,122)           (4,117)
Total loans receivable,   -------            -------           -------
  net                    $451,870           $424,645          $391,544
---------------------
    (1)   Includes loans held-for-sale

Total deposits increased $3 million to $434 million at December 31, 2006, compared to $431 million at September 30, 2006, and grew 6% or $24 million from one year ago. Core deposits comprised 87% of Timberland's total deposits at December 31, 2006. "Increasing core deposits is a key component of our long-term strategy and our bankers are doing a great job of building our presence and sustaining client relationships in our home markets," Sand commented.


DEPOSIT BREAKDOWN
($ in thousands)
                             Dec. 31, 2006    Sept. 30, 2006     Dec.31, 2005
                            Amount  Percent   Amount  Percent   Amount  Percent
                            ------  -------   ------  -------   ------  -------
Non-interest bearing      $ 55,121     13%  $ 57,905     13%  $ 50,070     12%
N.O.W. checking             88,428     21%    89,509     21%    91,741     23%
Savings                     61,324     14%    60,235     14%    62,895     15%
Money market accounts       44,660     10%    42,378     10%    46,309     11%
Certificates of deposit
 under $100,000            126,819     29%   128,183     30%   121,737     30%
                           -------  -----    -------  -----    -------  -----
  Total Core Deposits      376,352     87%   378,210     88%   372,752     91%
Certificates of deposit
 $100,000 and over          57,897     13%    52,851     12%    37,924      9%
                           -------  -----    -------  -----    -------  -----
  Total Deposits          $434,249    100%  $431,061    100%  $410,676    100%

Total shareholders' equity was $77.3 million at December 31, 2006, compared to $79.4 million at September 30, 2006, as the Company continued to manage its capital through stock buybacks and dividends. During the quarter Timberland repurchased 112,505 shares for $4.2 million as it completed its current share repurchase program and announced another 5% share repurchase

                               (more)

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Timberland Q1 Earnings
January 23, 2007
Page 4


program. The 112,505 shares were repurchased at an average price of $37.12 per share. Cumulatively, Timberland has repurchased 3.6 million shares or 54.3% of the 6.6 million shares that were issued in its initial public offering in January 1998. The average price of the 3.6 million repurchased shares was $16.64 per share. The Company also paid an $0.18 per share dividend during the quarter, which represents the 35th consecutive quarter a cash dividend has been paid.

Asset Quality

Asset quality remained solid as the non-performing assets to total asset ratio was 0.04% at December 31, 2006 with only $1,000 in net charge-offs during the quarter. The allowance for loan losses totaled $4.1 million at December 31, 2006, or 0.91% of loans receivable and 1,724% of non-performing loans. The allowance for loan losses was $4.1 million, or 0.97% of loans receivable and 5,152% of non-performing loans at September 30, 2006, and at December 31, 2005 the allowance for loan losses was $4.1 million, or 1.05% of loans receivable and 152% of non-performing loans. The Company's non-performing loans totaled only $239,000 at December 31, 2006, and consisted of three single family mortgage loans and two consumer loans.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc. stock trades on the NASDAQ global market under the symbol "TSBK." The Bank operates 21 branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Elma, Olympia, Lacey, Tumwater, Yelm, Puyallup, Edgewood, Tacoma, Spanaway (Bethel Station), Gig Harbor, Poulsbo, Silverdale, Auburn, Winlock, and Toledo.









                               (more)

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Timberland Q1 Earnings
January 23, 2007
Page 5

TIMBERLAND BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT                           Three Months Ended
($ in thousands, except per share)                 Dec. 31,  Sept. 30, Dec. 31,
(unaudited)                                          2006      2006      2005
Interest and dividend income                       -------   -------   -------
Loans receivable                                   $ 8,786   $ 8,252   $ 7,485
Investments and mortgage-backed securities             454       510       536
Dividends                                              420       401       323
Federal funds sold                                      65        97        77
Interest bearing deposits in banks                      39        23        24
                                                   -------   -------   -------
     Total interest and dividend income              9,764     9,283     8,445

Interest expense
Deposits                                             2,589     2,351     1,688
Federal Home Loan Bank ("FHLB") advances               882       659       720
Other borrowings                                        17        13        10
                                                   -------   -------   -------
    Total interest expense                           3,488     3,023     2,418
                                                   -------   -------   -------
    Net interest income                              6,276     6,260     6,027
Provision for loan losses                                -         -         -
    Net interest income after provision            -------   -------   -------
        for loan losses                              6,276     6,260     6,027

Non-interest income
Service charges on deposits                            706       755       720
Gain on sale of loans, net                             107       122       116
BOLI net earnings                                      114       116       111
Escrow fees                                             31        33        32
Servicing income on loans sold                         132       160       108
ATM transaction fees                                   263       284       235
Other                                                  128       183       233
                                                   -------   -------   -------
    Total non-interest income                        1,481     1,653     1,555

Non-interest expense
Salaries and employee benefits                       2,785     2,650     2,630
Premises and equipment                                 624       598       609
Advertising                                            177       187       136
Loss (gain) from real estate operations                (17)      (85)      (53)
ATM expenses                                           119       129        98
Postage and courier                                    105       116       115
Amortization of core deposit intangible                 71        82        82
State and local taxes                                  139       138       160
Professional fees                                      177       243       187
Other                                                  717       692       673
                                                   -------   -------   -------
    Total non-interest expense                       4,897     4,750     4,637

Income before federal income taxes                   2,860     3,163     2,945
Federal income taxes                                   906     1,019       939
                                                   -------   -------   -------
    Net income                                     $ 1,954   $ 2,144   $ 2,006
Earnings per common share:                          ======    ======    ======
    Basic                                          $  0.56   $  0.61   $  0.57
    Diluted                                        $  0.54   $  0.59   $  0.55
Weighted average shares outstanding:
    Basic                                        3,503,883 3,517,377 3,504,526
    Diluted                                      3,623,108 3,645,477 3,625,620



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Timberland Q1 Earnings
January 23, 2007
Page 6

TIMBERLAND BANCORP, INC.
CONSOLIDATED BALANCE SHEET
($ in thousands) (unaudited)                        Dec. 31,  Sept 30,  Dec. 31,
Assets                                                2006     2006      2005
Cash and due from financial institutions            -------   -------   -------
 Non-interest bearing                              $ 17,764  $ 14,870  $ 17,557
 Interest-bearing deposits in banks                   2,847     2,619     1,104
 Federal funds sold                                   4,655     5,400     3,875
                                                    -------   -------   -------
                                                     25,266    22,889    22,536
Investments and mortgage-backed securities:
 Held-to-maturity                                        73        75        90
 Available-for-sale                                  69,772    81,408    87,814
FHLB Stock                                            5,705     5,705     5,705
                                                    -------   -------   -------
                                                     75,550    87,188    93,609

Loans receivable                                    454,736   426,318   394,414
Loans held-for-sale                                   1,255     2,449     1,247
Less: Allowance for loan losses                      (4,121)   (4,122)   (4,117)
                                                    -------   -------   -------
Net loans receivable                                451,870   424,645   391,544

Accrued interest receivable                           2,884     2,806     2,319
Premises and equipment                               16,756    16,730    16,050
Other real estate owned and other repossessed items       2        15       144
Bank owned life insurance                            12,065    11,951    11,612
Goodwill                                              5,650     5,650     5,650
Core deposit intangible                               1,434     1,506     1,752
Mortgage servicing rights                               964       932       929
Other assets                                          1,737     2,775     1,602
                                                    -------   -------   -------
Total Assets                                       $594,178  $577,087  $547,747
                                                    =======   =======   =======
Liabilities and Shareholders' Equity
Non-interest-bearing deposits                        55,121    57,905    50,070
Interest-bearing deposits                           379,128   373,156   360,606
                                                    -------   -------   -------
    Total deposits                                  434,249   431,061   410,676

FHLB advances                                        78,446    62,761    56,805
Other borrowings: repurchase agreements               1,322       947     1,305
Other liabilities and accrued expenses                2,881     2,953     3,006
                                                    -------   -------   -------
Total Liabilities                                   516,898   497,722   471,792
                                                    -------   -------   -------
Shareholders' Equity
Common stock- $.01 par value; 50,000,000 shares authorized;
 December 31, 2006  3,670,861 shares issued and outstanding
 September 30, 2006 3,757,676 shares issued and outstanding
 December 31, 2005  3,757,037 shares issued and
  outstanding                                            37        38        38
Additional paid-in-capital                           17,380    20,888    22,013
Unearned shares- Employee Stock Ownership Plan       (3,239)   (3,305)   (3,701)
Unearned shares- Management Recognition and
 Development Plan                                      (233)     (188)        -
Retained earnings                                    64,209    62,933    58,672
Accumulated other comprehensive loss                   (874)   (1,001)   (1,067)
                                                    -------   -------   -------
Total Shareholders' Equity                           77,280    79,365    75,955
                                                    -------   -------   -------
Total Liabilities and Shareholders' Equity         $594,178  $577,087  $547,747
                                                    =======   =======   =======
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Timberland Q1 Earnings
January 23, 2007
Page 7


KEY FINANCIAL RATIOS AND DATA                           Three Months Ended
($ in thousands, except per share)(unaudited)       Dec. 31,  Sept. 30, Dec. 31,
                                                      2006      2006     2005
PERFORMANCE RATIOS:                                 -------   -------   -------
Return on average assets (a)                          1.35%     1.53%     1.46%
Return on average equity (a)                          9.94%    10.89%    10.70%
Net interest margin (a)                               4.74%     4.91%     4.87%
Efficiency ratio                                     63.13%    60.03%    61.16%


                                                    Dec. 31,  Sept. 30, Dec. 31,
                                                      2006      2006     2005
                                                    -------   -------   -------
ASSET QUALITY RATIOS:
Non-performing loans                                 $  239    $   80   $ 2,707
OREO & other repossessed assets                           2        15       144
                                                     ------    ------    ------
Total non-performing assets                          $  241    $   95   $ 2,851
   Non-performing assets to total assets               0.04%     0.02%     0.52%
Allowance for loan losses to non-performing loans     1,724%    5,152%      152%

Book value per share (b)                             $21.05    $21.12   $ 20.22
Book value per share (c)                             $22.37    $22.44   $ 21.64
Tangible book value per share (b) (d)                $19.12    $19.22   $ 18.25
Tangible book value per share  (c) (d)               $20.32    $20.41   $ 19.53

(a) Annualized
(b) Calculation includes ESOP shares not committed to be released
(c) Calculation excludes ESOP shares not committed to be released
(d) Calculation subtracts goodwill and core deposit intangible from the equity component

                                                         Three Months Ended
                                                       Dec. 31,Sept. 30,Dec. 31,
AVERAGE BALANCE SHEET:                                  2006     2006     2005
                                                       ------   ------   ------
Average total loans                                  $439,294 $411,012 $390,776
Average total interest earning assets                 529,572  510,180  495,290
Average total assets                                  580,114  560,941  549,361
Average total interest bearing deposits               376,365  372,371  361,620
Average FHLB advances & other borrowings               65,970   48,518   56,939
Average shareholders' equity                           78,646   78,724   74,996


Disclaimer
This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.


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